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                                                                   Exhibit 13(c)

                         CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this registration statement on Form N-3 (File No. 2-38502) and related Prospectus and Statement of Additional Information of Franklin Life Variable Annuity Fund B of our report dated February 1, 1995, accompanying the table of per-unit income and changes in accumulation unit value of Franklin Life Variable Annuity Fund B for each of the two years in the period ended December 31, 1994.

    We also consent to the references to our firm under the captions "Per-Unit Income and Changes in Accumulation Unit Value" and "Experts".

                                        /S/ Coopers & Lybrand L.L.P.
                                        COOPERS & LYBRAND L.L.P.

Chicago, Illinois
April 28, 1998